UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016

RUBICON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33834	36-4419301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 East Green Street Bensenville, Illinois	60106
(Address of principal executive offices)	(Zip Code)

(847) 295-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 30, 2016, Rubicon Sapphire Technology (Malaysia) Sdn. Bhd (“Rubicon Malaysia”), a wholly owned subsidiary of Rubicon Technology, Inc. (the “Company”), provided written notice to Hany Tamim, the Company’s Chief Operating Officer, to terminate Mr. Tamim’s employment effective December 31, 2016. This notice was delivered in accordance with the termination without cause provision of Mr. Tamim’s Letter of Appointment, which was previously filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2015. Mr. Tamim’s termination coincides with the anticipated closing of the Company’s facility in Malaysia.

Pursuant to the Letter of Appointment, subject to Mr. Tamim’s execution and delivery of a complete release, Mr. Tamim is entitled to the following upon his termination: (i) payment of his base salary through and including the termination date, and for six months thereafter, (ii) any unused vacation pay, (iii) any bonus earned prior to the termination date that remains unpaid, (iv) immediate vesting of his options and restricted stock units, (v) reimbursement of medical claims in accordance with the Letter of Employment for six months following the termination date, and (vi) health insurance coverage for six months following the termination date. Mr. Tamim is subject to non-competition and non-solicitation covenants contained in his Letter of Appointment for a period of one year after his termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Dated: December 1, 2016

	By:	/s/ Mardel A. Graffy
	Name:	Mardel A. Graffy
	Title:	Chief Financial Officer

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